UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 7, 2007

SIRTRIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33465	20-1410189
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

790 Memorial Drive, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 252-6920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

                On November 7, 2007, Sirtris Pharmaceuticals, Inc. (“Sirtris”) entered into a first amendment (the “Amendment”) to the lease agreement between Sirtris and ARE-Tech Square, LLC, dated June 22, 2007 (the “Lease”) to, among other things, rent approximately 3,786 square feet of additional space at Sirtris’ new office and laboratory facility at 200 Technology Square, Cambridge, Massachusetts.

                Under the Lease as amended, Sirtris will begin to make lease payments for the office space in December 2007 and for the new laboratory space in February 2008. The Lease term extends for a period of ten years at an initial annual rental rate is $58.50 per square foot and a minimum average annual rate of $68.63 per square foot over the lease term. Sirtris' payment obligations under the lease are secured by a $2.1 million standby letter of credit for the benefit of ARE-Tech Square, LLC. The standby letter of credit is secured by a $2.1 million certificate of deposit and is thereby restricted cash of Sirtris.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

                See the description in Item 1.01 of Sirtris’ direct financial obligations under the Amendment, the Lease and the letter of credit for the benefit of ARE-Tech Square, LLC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRTRIS PHARMACEUTICALS, INC.

Date: November 9, 2007	By:	/s/ Garen Bolin
	Name:	Garen Bohlin
	Title:	Chief Operating Officer